EXHIBIT 10.144

SIXTH AMENDMENT
TO THE
GLOBAL STOCK PLAN
OF
COUNTRYWIDE FINANCIAL CORPORATION

WHEREAS, the Compensation Committee of the Board of Directors of Countrywide Financial Corporation (the “Company”) has determined that it is in the best interest of the Company to amend the Countrywide Financial Corporation Global Stock Plan (the “Global Stock Plan”) to amend the definition of “Fair Market Value” to conform to certain revised rules of the Securities and Exchange Commission;

NOW THEREFORE, the Global Stock Plan is amended effective as of January 1, 2007, in the following particulars:

1.             Section 2.11 is hereby deleted in its entirety and new Section 2.11 is inserted in its place as follows (with the revised language reflected below in italics):

“2.11       “Fair Market Value” on any date means the officially-quoted closing selling price of the shares of Common Stock on such date on the principal national securities exchange or other stock market on which such shares are listed or admitted to trading (including the New York Stock Exchange, Nasdaq Stock Market, Inc. or such other market or exchange in which such prices are regularly quoted) or, if there have been no sales with respect to shares on such date, the Fair Market Value shall be the value established by the Board in good faith and in accordance with Section 422 of the Code.”

IN WITNESS WHEREOF, the Company has caused this Sixth Amendment to be executed by its duly authorized officer this 30th day of November, 2006.

Countrywide Financial Corporation

By:	/s/ Marshall M. Gates
Marshall Gates
Senior Managing Director,
Chief Administrative Officer